Exhibit 99.3 – Financial Statements and Supplementary Data (adjusted to reflect the retrospective application of FAS 160)

The Financial Statements and Supplementary Data set forth in this Exhibit 99.3 have been revised from the Financial Statements and Supplementary Data included in the Great Lakes Dredge & Dock Corporation Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) to reflect our retrospective application of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“FAS 160”). The Financial Statements and Supplementary Data set forth below have not been revised to reflect events or developments subsequent to March 13, 2009, the date that we filed the 2008 Form 10-K, and do not modify or update the disclosures in the 2008 Form 10-K that may have been affected by subsequent events. For a discussion of events and developments subsequent to the filing date of the 2008 Form 10-K, please refer to the reports and other information we have filed with the Securities and Exchange Commission since that date, including our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009.

GREAT LAKES DREDGE & DOCK CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Great Lakes Dredge & Dock Corporation
Oak Brook, Illinois

We have audited the accompanying consolidated balance sheets of Great Lakes Dredge & Dock Corporation and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the accompanying financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Great Lakes Dredge & Dock Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 12, 2009 (August 10, 2009 as to the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, and related disclosure in Note 1)

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2008 AND 2007

(In thousands, except share and per share amounts)

	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,478	$8,239
Accounts receivable — net	120,620	115,709
Contract revenues in excess of billings	30,916	13,828
Inventories	28,666	29,157
Prepaid expenses	4,684	6,710
Other current assets	20,994	16,980

Total current assets	216,358	190,623

PROPERTY AND EQUIPMENT — Net	296,885	296,721

GOODWILL	97,799	96,225

OTHER INTANGIBLE ASSETS — Net	931	1,006

INVENTORIES — Noncurrent	38,024	21,315

INVESTMENTS IN JOINT VENTURES	8,949	9,589

OTHER	7,209	8,883

TOTAL	$666,155	$624,362

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$76,862	$77,552
Accrued expenses	30,442	24,067
Billings in excess of contract revenues	19,782	5,437
Current portion of equipment debt	1,553	1,273

Total current liabilities	128,639	108,329

REVOLVING CREDIT FACILITY	41,500	21,500

7.75% SENIOR SUBORDINATED NOTES	175,000	175,000

DEFERRED INCOME TAXES	81,004	79,836

OTHER	11,899	9,301

Total liabilities	438,042	393,966

COMMITMENTS AND CONTINGENCIES (Note 19)

STOCKHOLDERS’ EQUITY
Common stock — $0.0001 par value; authorized, 90,000,000 shares; issued and outstanding, 58,484,242 shares and 58,459,824 shares at December 31, 2008 and 2007, respectively	6	6
Additional paid-in capital	262,501	260,669
Accumulated deficit	(31,812)	(32,810)
Accumulated other comprehensive income (loss)	(3,415)	470

Total Great Lakes Dredge & Dock Corporation Stockholders’ Equity	227,280	228,335

NONCONTROLLING INTERESTS	833	2,061

Total equity	228,113	230,396

TOTAL	$666,155	$624,362

See notes to the consolidated financial statements.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

(In thousands, except per share amounts)

	2008	2007	2006

CONTRACT REVENUES	$586,879	$515,761	$425,980

COSTS OF CONTRACT REVENUES	517,576	447,814	368,991

GROSS PROFIT	69,303	67,947	56,989

OPERATING EXPENSES:
General and administrative expenses	42,766	38,705	31,065
Amortization of intangible assets	440	262	311

Total operating income	26,097	28,980	25,613

OTHER INCOME (EXPENSE):
Interest expense — net	(16,971)	(17,462)	(24,343)
Equity in earnings (loss) of joint ventures	(15)	1,993	2,041

Total other expense	(16,986)	(15,469)	(22,302)

INCOME BEFORE INCOME TAXES	9,111	13,511	3,311

INCOME TAX PROVISION	(3,839)	(6,399)	(971)

NET INCOME	5,272	7,112	2,340

NET (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(293)	(56)	(155)

NET INCOME ATTRIBUTABLE TO GREAT LAKES DREDGE & DOCK CORPORATION	4,979	7,056	2,185

REDEEMABLE PREFERRED STOCK DIVIDENDS	—	—	(8,198)

REDEMPTION OF PREFERRED STOCK	—	—	(2,790)

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION	$4,979	$7,056	$(8,803)

Basic earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$0.09	$0.14	$(0.90)
Basic weighted-average shares	58,469	48,911	9,780

Diluted earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$0.09	$0.14	$(0.90)
Diluted weighted-average shares	58,478	52,221	9,780

See notes to the consolidated financial statements.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

(In thousands, except share and per share amounts)

					Accumulated
	Shares of		Additional		Other
	Common	Common	Paid-In	Accumulated	Comprehensive	Noncontrolling
	Stock	Stock	Capital	Deficit	Income (Loss)	Interests	Total

BALANCE — January 1, 2006	1,000,000	$10	$9,990	$(33,017)	$(209)	$1,850	$(21,376)

Recapitalization:
Elimination of prior equity	(1,000,000)	(10)	(9,990)	—	—	—	(10,000)
Common shares issued	39,985,678	4	120,147	—	—	—	120,151

Consideration received as a result of the merger — net of expenses of $3,715	—	—	48,683	—	—	—	48,683
Accumulated dividends on preferred stock	—	—	—	(8,198)	—	—	(8,198)
Comprehensive income (loss):
Net income	—	—	—	2,185	—	155	2,340
Reclassification of derivative gains to earnings (net of tax of $575)	—	—	—	—	886	—	886
Change in fair value of derivatives (net of tax of $1,271)	—	—	—	—	(1,959)	—	(1,959)
Total comprehensive income (loss)						155	1,267

BALANCE — December 31, 2006	39,985,678	4	168,830	(39,030)	(1,282)	2,005	130,527

Common shares issued	120,511
Common shares issued from exercise of outstanding warrants	18,353,635	2	91,767	—	—	—	91,769
Correction to recapitalization expenses	—	—	72	—	—	—	72
Adoption of FIN 48	—	—	—	158	—	—	158
Dividends declared and paid	—	—	—	(994)	—	—	(994)
Comprehensive income:
Net income	—	—	—	7,056	—	56	7,112
Reclassification of derivative gains to earnings (net of tax of $43)	—	—	—	—	(67)	—	(67)
Change in fair value of derivatives (net of tax of $1,180)	—	—	—	—	1,819	—	1,819
Total comprehensive income						56	8,864

BALANCE — December 31, 2007	58,459,824	6	260,669	(32,810)	470	2,061	230,396

Acquisition of NASDI Minority Interest	—	—	1,373	—	—	(1,521)	(148)
Repurchase of shares	(3,622)	—	(6)	—	—	—	(6)
Share-based compensation	28,040	—	465	—	—	—	465
Dividends declared and paid	—	—	—	(3,981)	—	—	(3,981)
Comprehensive income (loss):
Net income	—	—	—	4,979	—	293	5,272
Reclassification of derivative gains to earnings (net of tax of $145)	—	—	—	—	218		218
Change in fair value of derivatives (net of tax of $2,720)	—	—	—	—	(4,103)	—	(4,103)
Total comprehensive income						293	1,387

BALANCE — December 31, 2008	58,484,242	$6	$262,501	$(31,812)	$(3,415)	$833	$228,113

See notes to the consolidated financial statements.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

(In thousands)

	2008	2007	2006
OPERATING ACTIVITIES:
Net income	5,272	7,112	2,340
Adjustments to reconcile net income to net cash flows (used in) provided by operating activities:
Depreciation and amortization	30,124	26,537	25,081
Equity in (earnings) loss of joint ventures	15	(1,993)	(2,041)
Distribution from equity joint ventures	625	2,400	650
Deferred income taxes	1,596	(918)	(6,780)
Gain on dispositions of property and equipment	(553)	(440)	(679)
Amortization of deferred financing fees	1,892	2,670	3,308
Share-based compensation expense	465	—	—
Changes in assets and liabilities:
Accounts receivable	(4,911)	(26,204)	(4,391)
Contract revenues in excess of billings	(17,088)	(4,267)	4,791
Inventories	(16,218)	(14,038)	(6,145)
Prepaid expenses and other current assets	(986)	(544)	(5,627)
Accounts payable and accrued expenses	(2,068)	17,434	11,700
Billings in excess of contract revenues	14,345	(13,758)	11,087
Other noncurrent assets and liabilities	2,295	(275)	605

Net cash flows provided by (used in) operating activities	14,805	(6,284)	33,899

INVESTING ACTIVITIES:
Purchases of property and equipment	(44,484)	(110,988)	(29,762)
Dispositions of property and equipment	17,445	28,599	13,571
Changes in restricted cash	787	2,923	(3,635)
Purchase of noncontrolling interest	(5)	—	—
Loan to related party	—	1,703	(1,684)

Net cash flows used in investing activities	(26,257)	(77,763)	(21,510)

FINANCING ACTIVITIES:
Borrowings under (repayments of) revolving loans — net	20,000	21,500	(2,000)
Dividends paid	(3,981)	(994)	—
Repayments of long-term debt	(2,148)	(19,685)	(54,115)
Repayment of capital lease debt	(174)	(1,843)	(1,375)
Repurchase of preferred and common shares	(6)	—	(65)
Issuance of common shares	—	91,769	40
Proceeds from Aldabra transaction	—	—	52,398
Payment of merger costs	—	—	(3,715)
Deferred financing fees	—	(2,101)	(518)

Net cash flows provided by (used in) financing activities	13,691	88,646	(9,350)

NET CHANGE IN CASH AND EQUIVALENTS	2,239	4,599	3,039

CASH AND CASH EQUIVALENTS — Beginning of year	8,239	3,640	601

CASH AND CASH EQUIVALENTS — End of year	$10,478	$8,239	$3,640

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$15,357	$15,959	$21,265

Cash paid for taxes	$4,695	$6,730	$4,478

NONCASH INVESTING ACTIVITY
Property and equipment purchased but not yet paid	$3,187	$3,078	$3,898
Property and equipment purchased on equipment notes	$2,213	$1,803	$1,897

See notes to the consolidated financial statements.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE
YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006
(In thousands, except share and per share amounts)

1.    NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—Great Lakes Dredge & Dock Corporation and its subsidiaries (the “Company” or “Great Lakes”) are in the business of marine construction, primarily dredging, and commercial and industrial demolition. The Company’s primary dredging customers are domestic and foreign government agencies, as well as private entities, and its primary demolition customers are general contractors, corporations that commission projects, nonprofit institutions such as universities and hospitals, and local government and municipal agencies.

Merger and Accounting Treatment—The Company’s operations were previously held by GLDD Acquisitions Corp.(“Acquisitions Corp”), which was owned 85% by Madison Dearborn Capital Partners IV, L.P. (MDP), an affiliate of Chicago-based private equity investment firm Madison Dearborn Partners, LLC and 15% by management. In 2006, Acquisitions Corp merged with a subsidiary of Aldabra Acquisition Corporation (“Aldabra”) (the “Merger”). Aldabra was a blank check company formed for the purpose of raising capital through an initial public offering with the intent to use the proceeds to merge with a business to build long-term value. Under the terms of the Agreement and Plan of Merger dated June 20, 2006 (the “Merger Agreement”), the stockholders of Acquisitions Corp. received 28,785,678 shares of Aldabra stock in exchange for all common and preferred stock outstanding. Aldabra then merged into an indirect wholly owned subsidiary and, in connection with this holding company merger, the stockholders of Aldabra, including the former Acquisitions Corp. stockholders, received stock in a new holding company that was subsequently renamed “Great Lakes Dredge & Dock Corporation.”

Immediately prior to the Merger, $52,398 in cash was held in trust by Aldabra for the purpose of completing a business combination. After payments totaling $3,715 for professional fees and other costs related to the Merger, the net proceeds amounted to $48,683. The proceeds were then used to pay down the Company’s senior bank term debt. Great Lakes’ $175,000 of 7.75% Senior Subordinated Notes due 2013 remain outstanding.

The Merger was accounted for as a reverse acquisition. Under this method of accounting, Great Lakes was the acquiring company for financial reporting purposes. Accordingly, the Merger was treated as the equivalent of Great Lakes issuing stock for the net monetary assets of Aldabra accompanied by a recapitalization. The net monetary assets of Aldabra, primarily cash, were stated at their fair value, which was equivalent to the carrying value, and accordingly, no goodwill or other intangible assets were recorded.

Principles of Consolidation and Basis of Presentation—The consolidated financial statements include the accounts of Great Lakes Dredge & Dock Corporation and its majority-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation. The equity method of accounting is used for investments in unconsolidated investees in which the Company has significant influence, but not control. Other investments, if any, are carried at cost.

Correction in the Presentation of Comprehensive Income (Loss) - Subsequent to the filing of the Annual Report on Form 10-K for the period ended December 31, 2008 on March 13, 2009, the Company identified errors in its 2008 and 2007 Statements of Stockholders’ Equity. For the year ended December 31, 2008 dividends declared and paid of $(3,981) were presented within Comprehensive Income. For the year ended December 31, 2007 dividends declared and paid and the effect of adoption of FIN 48 of $(994) and $158, respectively, were presented within Comprehensive Income. Total comprehensive income, as restated, is $1,387 and $8,864 for the years ended December 31, 2008 and 2007, respectively. Correction of these presentation errors had no impact on total Equity, Accumulated deficit or Accumulated other comprehensive income (loss) in either 2008 or 2007.

Adjustment for Retrospective Application of FAS 160 – On January 1, 2009, we adopted Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“FAS 160”). FAS 160 requires that a noncontrolling interest in a subsidiary be reported as equity and the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated financial statements. It also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation. The adoption of FAS 160 did not have any impact on our financial condition, results of operations, or cash flows. However, as a result of adoption, the Company has recharacterized minority interests as noncontrolling interests, a component of equity in the Condensed Consolidated Balance Sheets and the net income or loss attributable to noncontrolling interests has been separately identified in the Condensed Consolidated Statement of Operations. FAS 160 is required to be applied retrospectively to all periods presented in financial statements issued after its adoption.

The principal effect on the prior years’ consolidated statements of operations related to the adoption of FAS 160 is summarized as follows:

(in thousands)	For the Years Ended December 31,
Consolidated Statements of Operations	2008	2007	2006

Net income, as previously reported	$4,979	$7,056	$2,185
FAS 160 reclassification of noncontrolling interests	293	56	155
Net income before noncontrolling interests	$5,272	$7,112	$2,340
Less: Noncontrolling interests	293	56	155
Net income attributable to Great Lakes Dredge & Dock Corporation, as adjusted	$4,979	$7,056	$2,185

The principal effect on the prior years’ consolidated balance sheets related to the adoption of FAS 160 is summarized as follows:

(in thousands)	December 31,
Consolidated Balance Sheets	2008	2007
Total Equity, as previously reported	$227,280	$228,335
Increase for FAS 160 reclass of noncontrolling interests	833	2,061
Total Equity, as adjusted	$228,113	$230,396

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue and Cost Recognition on Contracts—Substantially all of the Company’s contracts for dredging services are fixed-price contracts, which provide for remeasurement based on actual quantities dredged. The majority of the Company’s demolition contracts are also fixed-price contracts, with others managed as time-and-materials or rental projects. In accordance with the American Institute of Certified Public Accountants’ Statement of Position 81-1, Accounting for the Performance of Construction-Type and Certain Production-Type Contracts, contract revenues are recognized under the percentage-of-completion method, based on the Company’s engineering estimates of the physical percentage completed for dredging projects and using a cost-to-cost approach for demolition projects. For dredging projects, costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion. For demolition contracts, contract revenues are adjusted to reflect the estimated gross profit percentage. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation due to the Company are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical progress and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Modifications may be negotiated when a change from the original contract specification is encountered, necessitating a change in project scope or performance methodology and/or material disposal. Thus, the resulting modification is considered a change in the scope of the original project to which it relates. Significant expenditures incurred incidental to major contracts are deferred and recognized as contract costs based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

The components of costs of contract revenues include labor, equipment (including depreciation, lease expense, insurance, fuel, maintenance and supplies), subcontracts, rentals, and project overhead. Hourly labor is generally hired on a project-by-project basis. Costs of contract revenues vary significantly depending on the type and location of work performed and assets utilized. Generally, capital projects have the highest margins due to the complexity of the projects, while beach nourishment projects have the most volatile margins because they are most often exposed to weather conditions.

The Company’s cost structure includes significant annual equipment related costs, including depreciation, maintenance, insurance and long-term equipment rentals; these costs have averaged approximately 22% to 25% of total costs of contract revenues over the last three years. During the year, both equipment utilization and the timing of fixed cost expenditures fluctuate significantly. Accordingly, the Company allocates these fixed equipment costs to interim periods in proportion to revenues recognized over the year, to better match revenues and expenses. Specifically, at each interim reporting date the Company compares actual revenues earned to date on its dredging contracts to expected annual revenues and recognizes equipment costs on the same proportionate basis. In the fourth quarter, any over and under allocated equipment costs are recognized such that the expense for the year equals actual equipment costs incurred during the year.

Classification of Current Assets and Liabilities—The Company includes in current assets and liabilities amounts realizable and payable in the normal course of contract completion, unless completion of such contracts extends significantly beyond one year.

Cash Equivalents—The Company considers all highly liquid investments with a maturity at purchase of three months or less to be cash equivalents.

Accounts receivable-net—Accounts receivable represent amounts due or billable under the terms of contracts with customers, including amounts related to retainage. The Company anticipates collection of retainage within one year, and accordingly presents retainage as a current asset. The Company provides an allowance for estimated uncollectible receivables when events or conditions indicate that amounts outstanding are not recoverable.

Inventories—Inventories consist of pipe, purchased spare parts, and supplies used in the Company’s dredging operations. Pipe and related parts are purchased in large quantities; therefore, a certain amount of pipe and spare part inventories is not anticipated to be used within the current year and therefore is classified as long-term. Inventories are stated at the lower of cost or market, using an average cost methodology.

Property and Equipment—Capital additions, improvements, and major renewals are classified as property and equipment and are carried at cost. Maintenance and repairs are charged to earnings as incurred. Depreciation is recorded over the estimated useful lives of property and equipment using the straight-line method. The estimated useful lives by class of assets are 10 years for buildings and improvements; 5 to 10 years for furniture and fixtures; 3 to 10 years for vehicles, dozers, and other light operating equipment and systems; and 10 to 30 years for heavy operating equipment, such as dredges and barges. Leasehold improvements are amortized over the shorter of their remaining useful lives or the remaining lives of the leases.

Goodwill and Other Intangibles—Goodwill represents the excess of the purchase price of net tangible and identifiable intangible assets acquired in business combinations over their estimated fair value. Other identifiable intangibles mainly represent developed technology and databases, customer relationships, and customer contracts acquired in business combinations. Other intangible assets are being amortized over a 7 - 10-year period. Goodwill is tested annually for impairment in the third quarter of each year, or more frequently should circumstances dictate. Per Financial Accounting Standards Board (“FASB”) Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill of a reporting unit shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

The Company assesses the fair value of its reporting unit using the income approach. Under the income approach, the fair value of the reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of factors, including estimates of future market growth trends, forecasted revenues and expenses, expected periods the assets will be utilized, appropriate discount rates and other variables. The estimates are based on assumptions that the Company believes to be reasonable, but which are unpredictable and inherently uncertain. Changes in these estimates and assumptions could materially affect the determination of fair value, and may result in the impairment of goodwill in the event that actual results differ from those estimates.

As a result of the downturn in the U.S. and global economies, the Company’s share price and market capitalization decreased in the fourth quarter, and accordingly management considered whether there were any indicators that the Company’s goodwill was impaired. The Company concluded that no indicators of impairment were present and therefore no additional impairment test was required. The Company’s conclusion was based on its review of its market capitalization as of December 31, 2008 plus a reasonable control premium, when compared to the Company’s carrying value of its invested capital and the strong performance of the Company’s dredging operations during the third and fourth quarters of 2008.

Subsequent to December 31, 2008, the Company’s stock price declined below its book value per share. If the Company’s stock price remains less than the book value per share going forward it will assess whether it is more likely than not that the fair value of a reporting unit has declined below its carrying value pursuant to SFAS No. 142 which may result in a requirement to evaluate goodwill for impairment.

The Company will continue to perform a goodwill impairment test as required on an annual basis, and between annual tests if events or conditions result in a triggering event, thus requiring a test.

Long-Lived Assets—Long-lived assets are comprised of property and equipment and intangible assets subject to amortization. Pursuant to the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable by comparing the undiscounted cash flows associated with the assets to their carrying amounts. If such a review indicates an impairment, the carrying amount would be reduced to fair value. If long-lived assets are to be disposed, depreciation is discontinued, if applicable, and the assets are reclassified as held for sale at the lower of their carrying amounts or fair values less costs to sell. No triggering events were identified in 2008, 2007 or 2006.

Self-insurance Reserves—The Company self-insures costs associated with its seagoing employees covered by the provisions of Jones Act, workers’ compensation claims, hull and equipment liability, and general business liabilities up to certain limits. Insurance reserves are established for estimates of the loss that the Company will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. In determining its estimates, the Company incorporates historical loss experience and judgments about the present and expected levels of cost per claim. Trends in actual experience are a significant factor in the determination of such reserves.

The Company is a member of an insurance association that provides personal injury coverage for its maritime workforce in excess of self-insurance retention limits. The Company is subject to retroactive premium adjustments based on the association’s claims experience and investment performance. The Company accrues for retroactive premium adjustments when assessed by the insurance association. During the year ended December 31, 2008 the Company recorded $2,183 for such assessments. There were no retroactive assessments made in 2007 or 2006.

Income Taxes—The Company records income taxes based upon FASB Statement No. 109, Accounting for Income Taxes, which requires the use of the liability method of accounting for deferred income taxes. The provision for income taxes includes federal, foreign, and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities.

Effective January 1, 2007, Great Lakes adopted FASB Interpretation (FIN) No. 48, Accounting for Uncertainties in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 requires a company to evaluate whether the tax position taken by a company will more likely than not be sustained upon examination by the appropriate taxing authority. It also provides guidance on how a company should measure the amount of benefit that the company is to recognize in its financial statements. Accordingly, we record amounts for uncertain tax positions when we believe such positions are not more likely than not to be sustained upon examination.

Fair Value of Financial Instruments—The carrying value of financial instruments included in current assets and current liabilities approximates fair values due to the short-term maturities of these instruments. At December 31, 2008, the Company had long-term subordinated notes outstanding with a recorded book value of $175,000. The fair value of these notes was $134,969 at December 31, 2008, based on indicative market prices. The fair value of the Company’s other financial instruments approximate their carrying values at December 31, 2008.

Noncontrolling Interest—The Company previously owned 85% of the capital stock of North American Site Developers, Inc. (“NASDI Inc”), a demolition service provider located in the Boston, Massachusetts area. On April 30, 2008, the Company acquired the remaining 15% of the capital stock from Christopher A. Berardi, the then President of NASDI Inc. Additionally, the Company entered into a series of transactions for the purpose of restructuring the Company’s arrangements with Mr. Berardi. Noncontrolling interest as currently recorded represents the 35% Class B interests in NASDI LLC (“NASDI”) currently owned by Mr. Berardi. (See Note 21)

Capital Stock—As a result of the Merger of the Company on December 26, 2006, there were 39,985,678 shares of common stock issued and outstanding at December 31, 2006, with a par value of $0.0001 per share. In March 2007, an additional 120,511 shares were issued related to the Merger upon final determination of the working capital and net indebtedness amounts. Additionally, there were 18,400,000 of warrants outstanding and exercisable for $5.00 a share upon completion of the merger. On June 19, 2007, a notice of redemption was issued for all outstanding warrants. The agreement governing the warrants provided that the Company could redeem the outstanding warrants at a price of $0.01 per warrant at any time upon a minimum of 30 days’ prior written notice of redemption and if the last sales price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before the notice of redemption is sent. The redemption date for the warrants was July 19, 2007 by which time 18,353,635 warrants had been exercised for proceeds of $91.8 million. The remaining 46,365 warrants were redeemed by the Company for $0.01 per warrant.

Redeemable Preferred Stock—Prior to the Merger in 2006, the Company had Redeemable Preferred Stock. Dividends on the Company’s Series A and Series B Preferred Stock were cumulative semiannually and payable upon declaration at a rate of 8%. The preferred stock was recorded at its redemption and liquidation value of $1,000 per share, or $87,000, plus accrued and unpaid dividends. Prior to the merger, there was $23,176 in accumulated dividends outstanding. The holders of Preferred Stock were entitled to payment before any capital distribution was made with respect to any Junior Securities and had no voting rights. As a result of the Merger on December 26, 2006, the preferred stock and accumulated dividends were exchanged for shares of Aldabra stock and were no longer outstanding. The fair value of stock received was in excess of the carrying value of the Redeemable Preferred Stock at the time of the exchange. Therefore, the net loss available to common shareholders for the year ended December 31, 2006 was adjusted by $2,790 in determining earnings per share in accordance with Emerging Issues Task Force (EITF) Topic D-42.

Earnings Per Share—As discussed above in Merger and Accounting Treatment, the historical results prior to the merger date of December 26, 2006, were that of Acquisitions Corp. The Merger was considered a reverse acquisition, and therefore the weighted-average shares outstanding for all prior periods were retroactively restated to reflect the shares that were issued to acquire Acquisitions Corp common stock. Accordingly, 9,287,669, were deemed to be outstanding at the beginning of the earliest period presented. In 2006, since the exercise of the warrants would have had an antidilutive effect, diluted earnings per share did not include common stock equivalents. At December 31, 2006, 516,918 shares in escrow were considered contingently issuable and therefore were excluded from the earnings per share calculation. In 2007, the warrants were dilutive until they were all exercised or redeemed and were therefore included in the calculation of diluted earnings per share.

Basic earnings per share is computed by dividing net income (loss) available to common stockholders of Great Lakes Dredge & Dock Corporation by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock. At December 31, 2008, 356,774 of stock options and 137,388 of restricted stock units would have had an antidilutive effect on earnings per share and therefore are excluded from the calculation.

The computations for basic and diluted earnings per share for the years ended December 31, 2008, 2007, and 2006, are as follows:

	2008	2007	2006

Net income attributable to Great Lakes Dredge & Dock Corporation	$4,979	$7,056	$2,185
Redeemable preferred stock	—	—	(10,988)

Net income (loss) available to common shareholders of Great Lakes Dredge & Dock Corporation	4,979	7,056	(8,803)

Weighted-average common shares outstanding — basic	58,469	48,911	9,780
Effect of stock issued for warrants	—	3,310	—
Effect of stock options and restricted stock units	9	—	—

Weighted-average common shares outstanding — diluted	58,478	52,221	9,780

Earnings per share — basic	$0.09	$0.14	$(0.90)
Earnings per share — diluted	$0.09	$0.14	$(0.90)

New Accounting Pronouncements—In December 2007, the FASB issued Statement No. 141(R), Business Combinations, which replaces FASB Statement No. 141. FASB Statement No. 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FASB Statement No. 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after an entity’s fiscal year that begins after December 15, 2008. Great Lakes will apply FASB Statement No. 141(R) for all business combinations consummated after January 1, 2009. Adoption of this statement did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires that a noncontrolling interest in a subsidiary be reported as equity and the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated financial statements. It also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company adopted SFAS 160 as of January 1, 2009, which did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows, but did result in the reclassification of the Company’s minority interest to stockholders’ equity effective January 1, 2009.

In February 2008, the FASB issued FSP No. 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). This FSP delayed the effective date of Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) until periods beginning after January 1, 2009 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted SFAS 157 as of January 1, 2009, the adoption of which did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. SFAS No. 161 establishes, among other things, the disclosure requirements for derivative instruments and for hedging activities. SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, with the intent to provide users of financial statements with enhanced understanding of: how and why an entity uses derivative securities; how derivatives and hedges are being accounted for under SFAS No. 133; and how derivatives and hedges affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The application of SFAS 161expanded the required disclosures in regards to the Company’s derivative and hedging activities, and such disclosure has been included in our financial statements effective January 1, 2009.

In April 2008, the FASB issued FSP SFAS 142-3, Determination of the Useful Life of Intangible Assets. SFAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. Previously, under the provisions of SFAS No. 142, an entity was precluded from using its own assumptions about renewal or extension of an arrangement where there was likely to be substantial cost or material modifications. FSP SFAS 142-3 removes the requirement of SFAS No. 142 for an entity to consider whether an intangible asset can be renewed without substantial cost or material modification to the existing terms and conditions and requires an entity to consider its own experience in renewing similar arrangements. FSP SFAS 142-3 also increases the disclosure requirements for a recognized intangible asset to enable a user of financial statements to assess the extent to which the expected future cash flows associated with the asset are affected by the entity’s intent or ability to renew or extend the arrangement. The Company adopted FSP SFAS 142-3 as of January 1, 2009, for all prospective acquisitions, including the Yankee acquisition (See Note 20)..

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. FSP EITF 03-6-1 concluded that all outstanding share-based payment awards that contain a right to receive non-forfeitable dividends participate in the undistributed earnings with common shareholders, and therefore, the issuing entity is required to apply the two-class method of computing basic and diluted earnings per share, pursuant to SFAS No. 128, Earnings per Share. We adopted FSP EITF 03-6-1 as of January 1, 2009, the adoption of which had no effect on the Company’s consolidated financial position, results of operations or cash flows.

2.     ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2008 and 2007, are as follows:

	2008	2007

Completed contracts	$37,119	$28,048
Contracts in progress	61,010	68,197
Retainage	23,741	20,953

	121,870	117,198

Allowance for doubtful accounts	(1,250)	(1,489)

Total accounts receivable - net	$120,620	$115,709

3.     CONTRACTS IN PROGRESS

The components of contracts in progress at December 31, 2008 and 2007, are as follows:

	2008	2007

Costs and earnings in excess of billings:
Costs and earnings for contracts in progress	$409,304	$216,701
Amounts billed	(378,732)	(203,347)
Costs and earnings in excess of billings for contracts in progress	30,572	13,354
Costs and earnings in excess of billings for completed contracts	344	474

Total contract revenues in excess of billings	$30,916	$13,828

Prepaid contract costs (included in prepaid expenses)	$—	$2,618

Billings in excess of costs and earnings:
Amounts billed	$(145,441)	$(61,067)
Costs and earnings for contracts in progress	125,659	55,630

Total billings in excess of contract revenues	$(19,782)	$(5,437)

4.     GOODWILL

The change in the carrying amount of goodwill during the years ended December 31, 2008, 2007 and 2006 are as follows:

Balance - January 1, 2006 and December 31, 2006	$98,747

Adoption of FIN 48	(1,300)
Adjustment to MDP acquisition date deferred tax liabilities	(1,222)

Balance - December 31, 2007	96,225

Acquisition of NASDI noncontrolling interest	1,574

Balance - December 31, 2008	$97,799

5.     PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2008 and 2007 are as follows:

	2008	2007

Land	$2,870	$2,870
Buildings and improvements	3,677	1,659
Furniture and fixtures	1,849	1,417
Operating equipment	411,594	385,616

Total property and equipment	419,990	391,562

Accumulated depreciation	(123,105)	(94,841)

Property and equipment — net	$296,885	$296,721

Depreciation expense was $29,684, $26,275, and $24,770 for the years ended December 31, 2008, 2007, and 2006, respectively.

6.   SHARE-BASED COMPENSATION

The Company’s 2007 Long-Term Incentive Plan (the “Incentive Plan”), as approved by the Board of Directors on September 18, 2007, permits the grant of stock options, stock appreciation rights, restricted stock and restricted stock units (“RSUs”) to its employees and directors for up to 5.8 million shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders and attract and retain the best possible talent.

On May 20, 2008, the Company granted non-qualified stock options (“NQSOs”) and RSUs to certain employees pursuant to the plan. In accordance with SFAS 123R, Share-Based Payment, the compensation cost charged to income related to these stock-based compensation arrangements was $315 for the year ended December 31, 2008. The total income tax benefit recognized in the income statement for these arrangements was $134 for the year ended December 31, 2008.

Non-qualified stock options

The NQSO awards were granted with an exercise price equal to the market price of the Company’s common stock at the date of grant. The option awards generally vest in three equal annual installments commencing on the first anniversary of the grant date and have 10-year exercise periods.

The fair value of the NQSOs was determined at the grant date using a Black-Scholes option pricing model, which requires the Company to make several assumptions. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. The annual dividend yield on the Company’s common stock is based on estimates of future dividends during the expected term of the NQSOs. The expected life of the NQSOs was determined based upon a simplified assumption that the NQSOs will be exercised evenly from vesting to expiration under the guidance of Staff Accounting Bulletin No. 110, Topic 14, Share-Based Payment, as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected life.

The volatility assumptions were based upon historical volatilities of comparable companies whose shares are traded using daily stock price returns equivalent to the expected term of the option. Due to a lack of sufficient historical information (the Company’s shares were not publicly traded until December of 2006) historical volatility data for the Company was not considered in determining expected volatility. The Company also considered implied volatility data for comparable companies, using current exchange traded options. There is not an active market for options on the Company’s common stock and, as such, implied volatility for the Company’s stock was not considered. Additionally, the Company’s general policy is to issue new shares of registered common stock to satisfy stock option exercises or grants of restricted stock.

The weighted-average grant-date fair value of options granted during the year ended December 31, 2008 was $2.24. The fair value of each option was estimated using the following assumptions:

2008
Expected volatility	45.0%
Expected dividends	1.3%
Expected term (in years)	5.5 – 6.5
Risk free rate	3.0%

A summary of option activity under the Incentive Plan as of December 31, 2008, and changes during the year ended is presented below:

Options	Shares	Exercise Price	Weighted- Average Remaining Contract Term (yrs)	Aggregate Intrinsic Value ($000’s)
Outstanding as of January 1, 2008
Granted	356,774	$5.41	5.4	$—
Exercised	—	—	—	—
Forfeited or Expired	—	—	—	—
Outstanding as of December 31, 2008	356,774	$5.41	5.4	$—
Vested at December 31, 2008	—
Expected to vest at December 31, 2008	334,038

There were no NQSOs exercisable as of December 31, 2008, and no NQSOs were exercised during the year ended December 31, 2008.

Restricted stock units

RSUs generally vest in one installment on the third anniversary of the grant date. The fair value of RSUs was based upon the Company’s stock price on the date of grant. A summary of the status of the Company’s non-vested RSUs as of December 31, 2008, and changes during the year ended December 31, 2008 is presented below:

Nonvested Restricted Stock Units	Shares	Grant Date Price	Weighted- Average Grant-Date Fair Value
Non-vested as of January 1, 2008	—
Granted	145,736	$5.41	$5.41
Vested	—
Forfeited	—
Outstanding as of December 31, 2008	145,736	$5.41	$5.41
Vested at December 31, 2008	—
Expected to vest at December 31, 2008	125,747

As of December 31, 2008, there was $1.1 million of total unrecognized compensation cost related to non-vested NQSOs and RSUs granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.3 years.

Director Compensation

As of May 20, 2008, the Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors. Compensation is paid to non-employee directors. Directors who are not outside directors receive no additional compensation for services as members of the Board or any of its committees. All of our directors in 2008 were outside directors other than Douglas B. Mackie. Two of the Company’s outside directors waived their right to director’s compensation for the 2008 fiscal year. Stock-based compensation is paid pursuant to the Incentive Plan. For the 2008 fiscal year each director received compensation of $60,000, 50% in cash and 50% payable in unrestricted shares of the Company’s common stock. As of December 31, 2008, 28,040 shares of the Company’s common stock were issued to non-employee directors.

7.     INVESTMENTS IN JOINT VENTURES

The Company has a 50% ownership interest in Amboy Aggregates (“Amboy”), whose primary business is the dredge mining and sale of fine aggregate. The Company accounts for its investment in Amboy using the equity method. The following table includes Amboy’s summarized financial information for the periods presented.

	2008	2007	2006
Current assets	$8,301	$9,682	$9,183
Noncurrent assets	8,602	8,937	10,711
Total assets	16,903	18,619	19,894
Current liabilities	(1,131)	(1,568)	(1,990)
Equity	$15,772	$17,051	$17,904
Revenue	$23,812	$27,821	$27,387
Gross profit (loss)	$(1,345)	$3,853	$4,268
Net income (loss)	$(29)	$3,946	$3,996

Amboy has a revolving loan with a bank for up to $3,000, which contains certain restrictive covenants, including limitations on the amount of distributions to its joint venture partners. It is the intent of the joint venture partners to periodically distribute Amboy’s earnings, to the extent allowed by Amboy’s bank agreement.

The Company and its Amboy joint venture partner hold a 50% interest in land, which is adjacent to the Amboy property and may be used in connection with the Amboy operations. The Company’s investment in its share of the land is $1,047 and is reflected in investments in joint ventures. There was no income from that land in 2008. Income from that land was $19, and $43 for the years ended December 31, 2007, and 2006, respectively.

For the years ended December 31, 2008, 2007, and 2006, the Company received distributions from Amboy and the adjacent land venture totaling $625, $2,400, and $650, respectively.

8.     INTANGIBLE ASSETS

At December 31, 2008, the net book value of identifiable intangible assets was as follows:

As of December 31, 2008	Cost	Additions	Accumulated Amortization	Net
Demolition segment customer relationships	$1,093	$207	$871	$429
Demolition backlog	—	158	158	—
Software and databases	1,209	—	707	502
	$2,302	$365	$1,736	$931

At December 31, 2007, the net book value of identifiable intangible assets was as follows:

As of December 31, 2007	Cost	Additions	Amortization	Net
Demolition segment customer relationships	$1,093	$—	$730	$363
Software and databases	1,209	—	566	643
Total	$2,302	$—	$1,296	$1,006

On April 30, 2008 the Company acquired the remaining 15% interest in NASDI Inc resulting in the recognition of additional intangible assets including customer relationships and backlog (see Note 21). The weighted average amortization period for intangible assets acquired in 2008 is 6.5 years.

Amortization expense related to these intangible assets is estimated to be $292 in 2009 and 2010, and $102 annually from 2011 through 2013.

9.     OTHER NONCURRENT ASSETS

At December 31, 2008 and 2007, other noncurrent assets includes $1,500 of cash held in escrow as security for the Company’s lease rental obligation under a long-term equipment operating lease. Also included in noncurrent assets at December 31, 2008 and 2007 were $5,512 and $7,119, respectively, related to the long-term portion of the Company’s deferred financing fees.

10.  ACCRUED EXPENSES

Accrued expenses at December 31, 2008 and 2007 are as follows:

	2008	2007
Insurance	$10,367	$6,553
Payroll and employee benefits	9,968	10,778
Fuel hedge liability	5,682	—
Income and other taxes	2,488	4,859
Interest	1,037	950
Other	900	927
Total accrued expenses	$30,442	$24,067

11.  RELATED-PARTY TRANSACTIONS

In 2005, the then president and minority owner of NASDI Inc (“Owner”) purchased land and a building to accommodate new and expanded office and garage facilities for NASDI. During 2006, various improvements to the land, building, and interior office space were funded by NASDI. A portion of these expenditures were incurred in 2006 and repaid in 2007. NASDI signed a long-term lease with the Owner and began occupying the facilities in the fourth quarter of 2006. In 2008 and 2007, NASDI paid the Owner of the property $359 and $306, respectively, for rent and property taxes.

12.  LONG-TERM DEBT

Long-term debt at December 31, 2008 and 2007 is as follows:

	2008	2007
Equipment notes payable	$2,607	$2,694
Revolving credit facility	41,500	21,500
7.75% senior subordinated notes	175,000	175,000
Subtotal	219,107	199,194
Current portion of equipment notes	(1,553)	(1,273)
Total long-term	$217,554	$197,921

On June 12, 2007, the Company entered into a new credit agreement (the “Credit Agreement”) with Bank of America N.A. as Administrative Agent and Issuing Lender, various other financial institutions as lenders and certain subsidiaries of the Company as Loan Parties. The Credit Agreement, which refinanced and replaced the Company’s former credit agreement, provides for a revolving credit facility of up to $155,000 in borrowings and includes sublimits for the issuance of letters of credit and swingline loans. The revolving credit facility matures on June 12, 2012. The revolving credit facility bears interest at rates selected at the option of Great Lakes, currently equal to either LIBOR plus an applicable margin or the Base Rate plus an applicable margin. The applicable margins for LIBOR loans and Base Rate loans, as well as any non-use fee, are subject to adjustment based upon the Company’s ratio of Total Funded Debt to Adjusted Consolidated Earnings before interest, taxes, depreciation and amortization (“EBITDA”) (each as defined in the Credit Agreement).

The obligations of Great Lakes under the Credit Agreement are unconditionally guaranteed by its direct and indirect domestic subsidiaries. Additionally, the obligations are secured by a perfected first priority lien on certain equipment of Great Lakes’ subsidiary, Great Lakes Dredge & Dock Company, LLC (“GLDD Company”); a perfected second priority lien on certain other equipment of GLDD Company, subject to a perfected first priority lien in favor of Great Lakes’ bonding company; a perfected first priority lien on the intercompany receivables of Great Lakes and its direct and indirect domestic subsidiaries and having an equal priority to the liens of Great Lakes’ bonding company; and a perfected second priority lien on the accounts receivable of Great Lakes and its direct and indirect subsidiaries that relate to bonded projects. The Credit Agreement contains various covenants and restrictions, including (i) limitations on dividends to $5 million per year, (ii) limitations on redemptions and repurchases of capital stock, (iii) limitations on the incurrence of indebtedness, liens, leases, and investments, and (iv) maintenance of certain financial covenants.

As of December 31, 2008, the Company had $41,500 of borrowings and $17,982 of letters of credit outstanding, resulting in $88,195 of availability under the Credit Agreement. In late 2008, Lehman Brothers, a 6.5% participant in our credit facility, filed for bankruptcy and stopped funding its share of the Company’s revolver borrowings. As Lehman Brothers is a defaulting lender, the Company is no longer able to draw upon Lehman Brothers’ pro-rata portion of the revolver commitment. As of December 31, 2008, the Company had drawn $2,677 of the $10,000 applicable to Lehman Brothers. As such, Lehman Brothers’ remaining $7,323 commitment has not been included in our availability under the credit facility.

At December 31, 2008 and 2007, the Company’s weighted-average borrowing rate under its Credit Agreement was 6.92% and 10.74%, respectively, including amortization of deferred financing fees related to the Credit Agreement of 1.42% and 2.74%, respectively. Deferred financing fees of $787 were written off to interest expense in 2007 as a result of refinancing the Credit Agreement.

At December 31, 2008, the Company was in compliance with its various covenants under its Credit Agreement.

Great Lakes has a $24,000 International Letter of Credit Facility with Wells Fargo HSBC Trade Bank. This facility is used for performance and advance payment guarantees on foreign contracts, including our long-term land reclamation project in Bahrain (“Diyar”). The Company’s obligations under the agreement are guaranteed by the Company’s foreign accounts receivable. In addition, the Export-Import Bank of the United States (“Ex-Im”) has issued a guarantee under the Ex-Im Bank’s Working Capital Guarantee Program, which covers 90% of the obligations owing under the facility. At December 31, 2008, there were $16,575 letters of credit outstanding on this facility.

The Company has $175,000 of 7.75% senior subordinated notes (“Notes”), which will mature on December 15, 2013. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt, including borrowings under the Credit Agreement. The Company’s obligations under the Notes are guaranteed on a senior subordinated basis by all of the Company’s domestic subsidiaries.

The scheduled principal payments through the maturity date of the Company’s long-term debt, excluding equipment notes, at December 31, 2008, are as follows:

2009	$—
2010	—
2011	—
2012	41,500
2013	175,000
Total	$216,500

The Company sometimes enters into equipment note arrangements to finance the acquisition of dozers, and excavators. In 2008 and 2007, the Company entered into equipment notes totaling $2,213 and $1,907, respectively. The current portion of equipment notes payable is $1,553 and $1,273, at December 31, 2008 and 2007, respectively. The long-term portion of these equipment notes is included in other long-term liabilities and totaled $1,054 and $1,421 at December 31, 2008 and 2007, respectively. The terms of these equipment notes extend through 2011. The net book value of the related assets was $4,212 and $5,171 at December 31, 2008 and 2007, respectively. Payments on the equipment notes will be $1,553, $930, and $124 in 2009, 2010, and 2011.

13.  RISK MANAGEMENT ACTIVITIES

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 introduces a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities. The Company adopted the standard for its financial assets and liabilities as of January 1, 2008 and the adoption did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows. As discussed in Note 1 to the consolidated financial statements, the Company will adopt SFAS 157 for its nonfinancial assets and nonfinancial liabilities on January 1, 2009.

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company utilizes the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. At December 31, 2008, the Company held certain derivative contracts, which the Company uses to manage commodity price. Such instruments are not used for trading purposes. The fair value of these derivative contracts is summarized as follows:

		Fair Value Measurements at Reporting Date Using
Description	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fuel hedge contracts	$(5,682)	$—	$(5,682)	$—

Fuel Hedge Contracts

The Company has designated its fuel hedge arrangements as cash flow hedges, resulting in the following activity in accumulated other comprehensive income (loss)—net of income taxes:

	2008	2007
Accumulated other comprehensive income (loss) as of January 1	$470	$(1,282)
Net (gains) losses reclassified into costs of contract revenues from accumulated other comprehensive income—net of tax	218	(67)
Change in fair value of derivatives—net of tax	(4,103)	1,819
Accumulated other comprehensive income (loss) as of December 31	$(3,415)	$470

The Company uses derivative instruments to manage commodity price, interest rate, and foreign currency exchange risks. Such instruments are not used for trading purposes. As of December 31, 2008, the Company is party to various swap arrangements to hedge the price of a portion of its diesel fuel purchase requirements for domestic work in its backlog to be performed through October 2009. As of December 31, 2008, there were 4.1 million gallons remaining on these contracts. Under these agreements, the Company will pay fixed prices ranging from $2.08 to $4.08 per gallon. At December 31, 2008, the fair value liability on these contracts was estimated to be $5,682, based on quoted market prices and is recorded in accrued expenses. At December 31, 2007, the fair value asset on these contracts was estimated to be $775, based on quoted market prices and is recorded in other current assets.

Ineffectiveness related to these fuel hedge arrangements was determined to be immaterial. The remaining gains or losses included in accumulated other comprehensive loss at December 31, 2008, will be reclassified into earnings over the next ten months, corresponding to the period during which the hedged fuel is expected to be utilized.

Interest Rate Swap

The Company had an interest rate swap arrangement, to swap a notional amount of $50,000 from a fixed rate of 7.75% to a floating LIBOR-based rate in order to manage the interest rate paid with respect to the Company’s 7.75% senior subordinated notes. In accordance with the early termination provision in the swap agreement, the interest rate swap was terminated in December 2008 by the counterparties and therefore no interest rate swap investments are outstanding at December 31, 2008. The current portion of the fair value asset of the swap at December 31, 2007, was $351, and was recorded in current assets. The long-term portion of the fair value liability of the swap at December 31, 2007, was $717, and was recorded in other long-term liabilities. These amounts were fully recognized in 2008. The swap was not accounted for as a hedge; therefore, the changes in fair value were recorded as adjustments to interest expense in each reporting period.

The Company determined the fair value of the interest rate swaps using a quantitative model that contains both observable and unobservable inputs. The unobservable inputs relate primarily to the termination provision of the interest rate swap contracts. The Company believes that these unobservable inputs are significant and accordingly the Company categorized these interest rate swap contracts as Level 3.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Interest Rate Swap
Balance at December 31, 2007	$(365)
Transfers to Level 3	—
Total gains or (losses) (realized or unrealized):
Included in earnings	826
Included in other comprehensive income	—
Purchases and settlements	(461)
Balance at December 31, 2008	$—

The Company had no foreign currency hedge contracts outstanding at December 31, 2008 and 2007.

14.  INCOME TAXES

The provision for income taxes as of December 31, 2008, 2007, and 2006, is as follows:

	2008	2007	2006
Federal:
Current	$1,057	$6,207	$5,907
Deferred	1,896	(705)	(5,844)
State:
Current	1,186	1,099	1,312
Deferred	(300)	(213)	(935)
Foreign—current	—	11	531
Total	$3,839	$6,399	$971

The Company’s income tax provision reconciles to the provision at the statutory U.S. federal income tax rate as of December 31, 2008, 2007, and 2006, as follows:

	2008	2007	2006
Tax provision at statutory U.S. federal income tax rate	$3,189	$4,729	$1,159
State income tax—net of federal income tax benefit	519	599	(83)
Increase federal deferred tax rate	—	889	—
Secondary offering expenses	—	249	—
Foreign tax credits	—	(300)	—
Other	131	233	(105)
Income tax provision	$3,839	$6,399	$971

At December 31, 2008 and 2007, the Company had net operating loss carryforwards for state income tax purposes totaling $2,443 and $1,849, respectively. The outstanding carryforwards will expire in 2023.

The Company also has foreign net operating loss carryforwards of approximately $5,832 as of December 31, 2008. The net operating losses began to expire in 2008 and will completely expire by 2028. At December 31, 2008 and 2007, a full valuation allowance has been established for the deferred tax asset of $1,466 related to foreign net operating loss carryforwards, as the Company believes it is more likely than not that the net operating loss carryforwards will not be realized.

As a result of the implementation of FIN 48 on January 1, 2007, the Company recognized a $1,458 decrease in the liability for unrecognized tax benefits. This was accounted for as an increase in retained earnings of $158 and a decrease to goodwill of $1,300. For the years ended December 31, 2008 and 2007, the Company recorded additional unrecognized tax benefits of $353 and $513, respectively. As of December 31, 2008 and 2007, the Company had $2,220 and $1,867, respectively, in unrecognized tax benefits, the recognition of which would have an impact of $1,091 and $599 on the effective tax rate. The Company does not anticipate the total amount of unrecognized tax benefits will significantly change over the next 12 months.

The Company’s continuing practice is to recognize interest and penalties related to income tax matters in income tax expense. At January 1, 2007, the Company had approximately $586 accrued for interest and penalties. An additional amount of $195 was accrued for interest and penalties during the year, resulting in a balance of $781 as of December 31, 2007. During the year ending December 31, 2008, additional interest and penalties of $130 was accrued for a balance of $911.

The Company files income tax returns at the U.S. federal level and in various state and foreign jurisdictions. U.S. federal income tax years prior to 2006 are closed and no longer subject to examination. With few exceptions, the statute of limitations in state taxing jurisdictions in which the Company operates has expired for all years prior to 2005. The Company is currently undergoing an audit by the state of Illinois for the 2005 and 2004 tax years. No material adjustments are expected to result from this audit. An Internal Revenue Service examination of the tax years 2003 through 2005 was completed during the year. The examination resulted in the Company recognizing a federal tax benefit of $91 and $300 for the years ended December 31, 2008 and 2007, respectively. In foreign jurisdictions in which the Company operates all significant years prior to 2004 are closed and are no longer subject to examination. Ongoing, routine examinations in Egypt and India are not expected to result in any material adjustments. An examination of the 2003 period by the Mexican tax authorities was completed in 2007 with no additional assessments imposed against the Company.

The Company does not expect that total unrecognized tax benefits will significantly increase or decrease within the next 12 months. Below is a tabular reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of the period.

	2008	2007
Unrecognized tax benefits—January 1	$1,867	$1,354
Gross increases—tax positions in prior period	169	280
Gross increases—current period tax positions	184	233
Unrecognized tax benefits—December 31,	$2,220	$1,867

The Company’s deferred tax assets (liabilities) at December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets:
Accrued liabilities	$7,867	$7,987
Fuel hedges	2,267	—
Other	100	82
Total deferred tax assets	10,234	8,069
Deferred tax liabilities:
Depreciation and amortization	(82,332)	(81,576)
Investment in NASDI, LLC	(804)	—
Fuel hedges	—	(304)
Total deferred tax liabilities	(83,136)	(81,880)
Net deferred tax liabilities	$(72,902)	$(73,811)
As reported in the balance sheet:
Net current deferred tax assets (included in other current assets)	$8,102	$6,025
Net noncurrent deferred tax liabilities	(81,004)	(79,836)
Net deferred tax liabilities	$(72,902)	$(73,811)

Deferred tax assets relate primarily to reserves and other liabilities for costs and expenses not currently deductible for tax purposes. Deferred tax liabilities relate primarily to the cumulative difference between book depreciation and amounts deducted for tax purposes. With the exception of the foreign net operating loss carryforwards, a valuation allowance has not been recorded to reduce the balance of deferred tax assets at either December 31, 2008 nor December 31, 2007, as the Company believes that it is more likely than not that the deferred income tax assets will ultimately be realized. During 2007, the Company increased its federal deferred tax rate to 35%. This increase in the tax rate resulted in deferred tax expense of $889, which adversely impacted the effective tax rate by 6.5%.

15.  LEASE COMMITMENTS

The Company leases certain operating equipment and office facilities under long-term operating leases expiring at various dates through 2020. The equipment leases contain renewal or purchase options that specify prices at the then fair value upon the expiration of the lease terms. The leases also contain default provisions that are triggered by an acceleration of debt maturity under the terms of the Company’s Credit Agreement, or, in certain instances, cross default to other equipment leases and certain lease arrangements require that the Company maintain certain financial ratios comparable to those required by its Credit Agreement. Additionally, the leases typically contain provisions whereby the Company indemnifies the lessors for the tax treatment attributable to such leases based on the tax rules in place at lease inception. The tax indemnifications do not have a contractual dollar limit. To date, no lessors have asserted any claims against the Company under these tax indemnification provisions.

In November 2008, the Company entered into a sale-leaseback transaction for the vessel GL177. The Company sold the vessel for $16,665, and an immaterial loss was recorded on the sale. Proceeds of the sale were used for general corporate purposes. The Company will lease the vessel through November 2017 under a long-term operating lease.

In July 2007, the Company entered into a sale-leaseback transaction for the dredge Terrapin Island. The Company sold the vessel for $25,500, recording an immaterial loss. Proceeds of the sale were used to pay down the revolver. The Company will lease the vessel through July 2017 under a long-term operating lease.

Future minimum operating lease payments at December 31, 2008, are as follows:

Years Ending December 31
2009	$18,090
2010	16,861
2011	16,132
2012	14,844
2013	14,131
Thereafter	56,342

Total rent expense under long-term operating lease arrangements for the years ended December 31, 2008, 2007, and 2006, was $17,480, $17,170, and $15,942, respectively. This excludes expenses for equipment and facilities rented on a short-term, as-needed basis.

16.  RETIREMENT PLANS

The Company sponsors three 401(k) savings plans, one covering substantially all non-union salaried employees (“Salaried Plan”), a second covering its non-union hourly employees (“Hourly Plan”), and a third plan specifically for the Company’s tugboat union. Under the Salaried Plan and Hourly Plan, individual employees may contribute a percentage of compensation and the Company will match a portion of the employees’ contributions. Additionally, the Salaried Plan includes a profit-sharing component, permitting the Company to make discretionary employer contributions to all eligible employees of the Salaried Plan. The Company’s expense for matching and discretionary contributions for 2008, 2007, and 2006, was $3,853, $3,510, and $3,258, respectively. Participation in and contributions to the plan for the tugboat union are not significant.

The Company also contributes to various multi-employer pension plans pursuant to collective bargaining agreements. In the event of a plan’s termination or the Company’s withdrawal from a plan, the Company may be liable for a portion of the plan’s unfunded vested benefits. However, information from the plans’ administrators is not available to permit the Company to determine its share, if any, of unfunded vested benefits. Total contributions to multi-employer pension plans for the years ended December 31, 2008, 2007, and 2006, were $6,013, $5,650, and $4,861, respectively.

17.  SEGMENT INFORMATION

The Company and its subsidiaries currently operate in two reportable segments: dredging and demolition. The Company’s financial reporting systems present various data for management to run the business, including profit and loss statements prepared according to the segments presented. Management uses operating income to evaluate performance between the two segments. Segment information for 2008, 2007, and 2006, is provided as follows:

	2008	2007	2006
Dredging:
Contract revenues	$484,659	$439,838	$377,234
Operating income	22,209	24,956	21,904
Depreciation and amortization	27,751	24,682	23,821
Total assets	591,179	576,320	489,551
Property and equipment—net	287,614	288,926	232,443
Goodwill	76,575	76,575	79,097
Investment in equity method investee	8,949	9,589	9,996
Capital expenditures	43,224	108,843	25,692
Demolition:
Contract revenues	102,220	75,923	48,746
Operating income	3,888	4,024	3,709
Depreciation and amortization	2,373	1,854	1,260
Total assets	74,976	48,042	38,808
Property and equipment—net	9,271	7,795	6,894
Goodwill	21,224	19,650	19,650
Capital expenditures	3,678	3,017	4,070
Total:
Contract revenues	586,879	515,761	425,980
Operating income	26,097	28,980	25,613
Depreciation and amortization	30,124	26,536	25,081
Total assets	666,155	624,362	528,359
Property and equipment—net	296,885	296,721	239,337
Goodwill	97,799	96,225	98,747
Investment in equity method investee	8,949	9,589	9,996
Capital expenditures	46,902	111,860	29,762

The Company classifies the revenue related to its dredging projects into the following types of work:

	2008	2007	2006
Capital dredging—U.S.	$153,414	$129,569	$127,205
Capital dredging—foreign	172,345	140,468	86,039
Beach nourishment dredging	63,550	90,142	94,476
Maintenance dredging	95,350	79,659	69,514
Total	$484,659	$439,838	$377,234

The Company derived revenues and gross profit from foreign project operations for the years ended December 31, 2008, 2007, and 2006, as follows:

	2008	2007	2006
Contract revenues	$172,345	$140,468	$86,039
Costs of contract revenues	(143,333)	(121,258)	(66,706)
Gross profit	$29,012	$19,210	$19,333

In 2008, 2007, and 2006, the majority of the Company’s foreign revenue came from projects in the Middle East, primarily in Bahrain. The majority of the Company’s long-lived assets are marine vessels and related equipment. At any point in time, the Company may employ certain assets outside of the U.S., as needed, to perform work on the Company’s foreign projects. As of December 31, 2008, 2007, and 2006, long-lived assets with a net book value of $131,106, $73,044, and $59,358, respectively, were employed outside of the U.S.

18.    CONCENTRATIONS OF RISK

The Company’s primary dredging customer is the U.S. Army Corps of Engineers (the “Corps”), which has responsibility for federally funded projects related to navigation and flood control. In 2008, 2007, and 2006, 48.6%, 36.2%, and 36.7%, respectively, of contract revenues were earned from dredging contracts with federal government agencies, including the Corps, as well as other federal entities such as the U.S. Coast Guard and U.S. Navy. At December 31, 2008, 2007, and 2006, approximately 29.6%, 22.9%, and 33.7%, respectively, of accounts receivable, including contract revenues in excess of billings, were due on dredging contracts with federal government agencies. The Company depends on its ability to continue to obtain federal government dredging contracts, and indirectly, on the amount of federal funding for new and current government dredging projects. Therefore, the Company’s dredging operations can be influenced by the level and timing of federal funding.

In addition, the Company’s work overseas is primarily with the government of Bahrain which accounted for 27.5%, 20.6%, and 18.4% of total revenue in 2008, 2007, and 2006, respectively. At December 31, 2008, 2007, and 2006, approximately 47.4%, 29.4%, and 23.0%, respectively, of accounts receivable, including contract revenues in excess of billings, were due on dredging contracts with the government of Bahrain. There is a dependence on future projects in the Bahrain region, as vessels are currently located there. However, the vessels located in Bahrain can be moved back to the US or other international markets as opportunities arise.

19.    COMMITMENTS AND CONTINGENCIES

Performance and bid bonds are customarily required for dredging and marine construction projects, as well as some demolition projects. The Company obtains its performance and bid bonds through a bonding agreement with a surety company that has been granted a security interest in a substantial portion of the Company’s operating equipment with a net book value of $77,523 at December 31, 2008. The bonding agreement contains provisions requiring the Company to maintain certain financial ratios and restricting the Company’s ability to pay dividends, incur indebtedness, create liens and take certain other actions. At December 31, 2008, the Company was in compliance with its various covenants under the bonding agreement. Bid bonds are generally obtained for a percentage of bid value and amounts outstanding typically range from $5 million to $10 million. At December 31, 2008, the Company had outstanding performance bonds valued at approximately $453,633; however, the revenue value remaining in backlog related to these projects totaled approximately $226,493.

As is customary with negotiated contracts and modifications or claims to competitively bid contracts with the federal government, the government has the right to audit the books and records of the Company to ensure compliance with such contracts, modifications, or claims, and the applicable federal laws. The government has the ability to seek a price adjustment based on the results of such audit. Any such audits have not had, and are not expected to have, a material impact on the financial position, operations, or cash flows of the Company.

Although the Company is subject to various claims and legal actions that arise in the ordinary course of business, except as described below, the Company is not currently a party to any material legal proceedings or environmental claims.

The Company or its former subsidiary, NATCO Limited Partnership, are named as defendants in approximately 263 lawsuits, the majority of which were filed between 1989 and 2000. In these lawsuits, the plaintiffs allege personal injury, primarily fibrosis or asbestosis, from exposure to asbestos on our vessels. The vast majority of these lawsuits have been filed in the Northern District of Ohio and a few in the Eastern District of Michigan. All of the cases filed against the Company prior to 1996 were administratively dismissed in May 1996 and any cases filed since that time have similarly been administratively transferred to the inactive docket. Plaintiffs in these cases could seek to reinstate the cases at a future date without being barred by the statute of limitations. However, to date, no plaintiffs with claims against the Company have sought reinstatement, and only one additional case was filed against the Company in 2008. Management does not believe that these cases will have a material adverse impact on the Company’s financial position, results of operations and cash flows.

On April 24, 2006, a class action complaint was filed in the U.S. District Court for the Eastern District of Louisiana, on behalf of Louisiana citizens who allegedly suffered property damage from the floodwaters that flooded New Orleans and surrounding areas when Hurricane Katrina hit the area on August 29, 2005 (the “Reed Complaint”). The Reed Complaint names as defendants the U.S. government, Great Lakes Dredge & Dock Company and numerous other dredging companies that completed dredging projects on behalf of the Army Corps of Engineers in the Mississippi River Gulf Outlet (“MRGO”) between 1993 and 2005. The Reed Complaint alleges that the dredging of MRGO caused the destruction of Louisiana wetlands, which had provided a natural barrier against some storms and hurricanes. The Reed Complaint alleges that this loss of natural barriers contributed to the failure of levees as Katrina floodwaters damaged plaintiffs’ property. The Reed Complaint asserts claims of negligence, warranty, concealment and violations of the Water Pollution Control Act. Other plaintiffs have filed similar class action complaints and one mass tort case (together with the Reed Complaint, hereinafter referred to as the “Katrina Claims”). All of these cases raise the same claims as the Reed Complaint. The amount of claimed damages in these claims is not stated, but is presumed to be material. On March 9, 2007, the District Court dismissed with prejudice the Katrina Claims against Great Lakes and those plaintiffs have filed an appeal to the U.S. Court of Appeals for the Fifth Circuit. Briefing on the appeal is now complete, and the Fifth Circuit held oral argument on September 4, 2008. The Fifth Circuit has now taken the appeal under advisement and the parties are awaiting a ruling.

On October 19, 2006, Great Lakes and the other dredging companies filed for exoneration or limitation of liability under the Limitation of Liability Act in federal district court. This limitation action stays all outstanding Katrina Claims against Great Lakes in the district court, pending resolution of Great Lakes’ exoneration and limitation claims. Roughly 40,000 claims by individuals, businesses, and the State of Louisiana were filed against Great Lakes, asserting the same basic theory of liability as in the Katrina Claims and seeking damages significantly in excess of the $55 million limitation bond posted by Great Lakes (the “Limitation Claims”). In addition, all of the dredging companies, including Great Lakes, filed cross-claim against each other in the limitation actions seeking contribution and indemnification. Great Lakes currently believes that it has meritorious claims to either exoneration from all liability or limitation of liability to not more than $55 million, which is the value of the vessels which conducted the MRGO dredging work. These defenses include arguments for both statutory and constitutional immunity from liability for the Limitation Claims. On September 7, 2007, Great Lakes filed a motion to dismiss the Limitation Claims. The District Court granted the motion on June 12, 2008, dismissing the Limitation Claims with prejudice. The claimants filed a notice of appeal in the Fifth Circuit. Briefing is scheduled to begin during the first quarter of 2009, and oral arguments are expected to take place on this appeal during the third or fourth quarter of 2009. Great Lakes maintains $150 million in insurance coverage for the Katrina Claims and Limitation Claims. Great Lakes currently believes that these claims will not have a material adverse impact on its financial condition or results of operations and cash flows.

20.    SUBSEQUENT EVENT

On January 1, 2009, the Company completed the acquisition of Yankee Environmental Services (“Yankee”). The acquisition of the business was accomplished as an asset purchase through a new subsidiary, Yankee Environmental Services, LLC. The total purchase price was $1,891 of which NASDI Holdings Corporation (“NASDI Holdings”), a 100% owned subsidiary of Great Lakes Dredge & Dock Corporation, contributed 65% of the purchase price, $1,229, with the remaining 35% of the purchase price paid by other investors, including Christopher A. Berardi. Yankee provides environmental remediation including asbestos abatement and removal of other hazardous materials to private and government entities including schools, universities, hospitals and other businesses throughout the New England area. The acquisition of Yankee provides an avenue to diversify the Company’s demolition business to include abatement capabilities which makes NASDI more competitive on jobs requiring these services. Yankee will operate within the demolition segment. Yankee has been a subcontractor on many NASDI projects requiring such services. Approximately $13,065, $2,367 and $3,421 of NASDI’s cost of contract revenues were attributable to Yankee services provided by Yankee during the years ended December 31, 2008, 2007, and 2006 respectively.

21.    NONCONTROLLING INTEREST ACQUISITION

On April 30, 2008 the Company acquired the remaining 15% noncontrolling interest in NASDI Inc., which it did not previously own, from Christopher A. Berardi, then President of NASDI Inc. Additionally, the Company entered into a series of transactions for the purpose of restructuring the Company’s arrangements with Mr. Berardi.

As a result of these transactions, the operations of NASDI Inc. were contributed into NASDI, LLC, a newly formed Delaware limited liability company, which issued Class A and Class B member interests. The Company is the owner of 100% of the Class A interests, which provide a $28,000 liquidation preference with respect to proceeds upon disposition of NASDI, LLC. The Company also owns 65% of the Class B interests, with the remaining 35% owned by Mr. Berardi. The holders of Class B interests are entitled to receive periodic distributions of future profits based on available cash flows from operations on a pro rata basis in proportion to their percentage ownership interest.

Pursuant to the terms of the NASDI, LLC Limited Liability Company Agreement, the Company has the ability to call Mr. Berardi’s 35% interest upon Mr. Berardi’s termination of employment, upon a change in control related to the Company or any time after December 31, 2010. The call payment is based on a formula that considers NASDI LLC’s average annual EBITDA for a two year period, as adjusted for the Class A liquidation preference and outstanding indebtedness of NASDI LLC. The call payment is limited, in certain situations, to a maximum of $1,500.

The Company, through its NASDI Holdings subsidiary, also entered into an employment agreement with Mr. Berardi that establishes the terms of Mr. Berardi’s salary and benefits as an employee of NASDI Holdings. Additionally, in the event of sale of all or a material portion of NASDI LLC, Mr. Berardi is entitled to a cash payment equal to 35% of the proceeds received by the Company in connection with the sale of NASDI to a third party, but such payment shall not exceed $9,800.

The acquisition was accounted for as a purchase, with a purchase price of $1,939 equal to the fair value of consideration received by Mr. Berardi, including the 35% interest in Class B shares, a cash payment of $5 and the fair value of future obligations of the Company to Mr. Berardi. Accordingly, the assets and liabilities associated with this 15% interest were adjusted to their estimated fair values. A summary of the allocation of purchase price to the assets acquired is as follows:

Property, plant and equipment	$(28)
Intangible assets	365
Goodwill	1,574
Other assets and liabilities	28
Total	$1,939

22.    SUBSIDIARY GUARANTORS

The payment obligations of the Company under its 7.75% senior subordinated notes are guaranteed by all of the Company’s domestic subsidiaries (“Subsidiary Guarantors”). Such guarantees are full, unconditional, and joint and several. The following supplemental condensed consolidating financial information sets forth, on a combined basis, the balance sheets, statements of operations, and statements of cash flows for the Subsidiary Guarantors, the Company’s non-guarantor subsidiary, and for the Great Lakes Dredge & Dock Corporation (“GLD Corporation”).

******

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2008

(In thousands)

	Guarantor	Other	GLD		Consolidated
	Subsidiaries	Subsidiary	Corporation	Eliminations	Totals
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,473	$5	$—	$—	$10,478
Accounts receivable — net	120,620	—	—	—	120,620
Receivables from affiliates	15,372	2,748	11,107	(29,227)	—
Contract revenues in excess of billings	30,916	—	—	—	30,916
Inventories	28,666	—	—	—	28,666
Prepaid expenses and other current assets	15,772	—	9,906	—	25,678

Total current assets	221,819	2,753	21,013	(29,227)	216,358

PROPERTY AND EQUIPMENT — Net	296,885	—	—	—	296,885
GOODWILL	97,799	—	—	—	97,799
OTHER INTANGIBLE ASSETS — Net	931	—	—	—	931
INVESTMENTS IN SUBSIDIARIES	2,753	—	502,722	(505,475)	—
NOTES RECEIVABLE FROM AFFILIATES	—	—	—	—	—
INVENTORIES — Noncurrent	38,024	—	—	—	38,024
INVESTMENTS IN JOINT VENTURES	8,949	—	—	—	8,949
OTHER	1,697	—	5,512	—	7,209

TOTAL	$668,857	$2,753	$529,247	$(534,702)	$666,155

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$76,863	$—	$(1)	$—	$76,862
Payables to affiliates	7,382	—	—	(7,382)	—
Accrued expenses	28,447	—	1,995	—	30,442
Billings in excess of contract revenues	19,782	—	—	—	19,782
Current portion of equipment debt	1,553	—	—	—	1,553

Total current liabilities	134,027	—	1,994	(7,382)	128,639

REVOLVING CREDIT FACILITY	—	—	41,500	—	41,500
7.75% SENIOR SUBORDINATED NOTES	—	—	175,000	—	175,000
NOTES PAYABLE TO AFFILIATES	21,845	—	—	(21,845)	—
DEFERRED INCOME TAXES	738	—	80,266	—	81,004
OTHER	8,692	—	3,207	—	11,899

Total liabilities	165,302	—	301,967	(29,227)	438,042

Total Great Lakes Dredge & Dock Corporation Stockholders’ Equity	502,722	2,753	227,280	(505,475)	227,280
NONCONTROLLING INTERESTS	833	—	—	—	833
TOTAL EQUITY (DEFICIT)	503,555	2,753	227,280	(505,475)	228,113

TOTAL	$668,857	$2,753	$529,247	$(534,702)	$666,155

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2007

(In thousands)

	Guarantor	Other	GLD		Consolidated
	Subsidiaries	Subsidiary	Corporation	Eliminations	Totals
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,233	$6	$—	$—	$8,239
Accounts receivable — net	115,709	—	—	—	115,709
Receivables from affiliates	7,712	2,789	19,507	(30,008)	—
Contract revenues in excess of billings	13,828	—	—	—	13,828
Inventories	29,157	—	—	—	29,157
Prepaid expenses and other current assets	15,805	—	7,885	—	23,690

Total current assets	190,444	2,795	27,392	(30,008)	190,623

PROPERTY AND EQUIPMENT — Net	296,721	—	—	—	296,721
GOODWILL	96,225	—	—	—	96,225
OTHER INTANGIBLE ASSETS — Net	1,006	—	—	—	1,006
INVESTMENTS IN SUBSIDIARIES	2,795	—	454,481	(457,276)	—
NOTES RECEIVABLE FROM AFFILIATES	—	—	22,702	(22,702)	—
INVENTORIES — Noncurrent	21,315	—	—	—	21,315
INVESTMENTS IN JOINT VENTURES	9,589		—	—	9,589
OTHER	1,764	—	7,119	—	8,883

TOTAL	$619,859	$2,795	$511,694	$(509,986)	$624,362

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$77,542	$—	$10	$—	$77,552
Payables to affiliates	30,008	—	—	(30,008)	—
Accrued expenses	19,091	—	4,976	—	24,067
Billings in excess of contract revenues	5,437	—	—	—	5,437
Current portion of equipment debt	1,273	—	—	—	1,273

Total current liabilities	133,351	—	4,986	(30,008)	108,329

REVOLVING CREDIT FACILITY	—	—	21,500	—	21,500
7.75% SENIOR SUBORDINATED NOTES	—	—	175,000	—	175,000
NOTES PAYABLE TO AFFILIATES	22,702	—	—	(22,702)	—
DEFERRED INCOME TAXES	1,278	—	78,558	—	79,836
OTHER	7,577	—	1,724	—	9,301

Total liabilities	164,908	—	281,768	(52,710)	393,966

Total Great Lakes Dredge & Dock Corporation Stockholders’ Equity	454,951	2,795	227,865	(457,276)	228,335
NONCONTROLLING INTERESTS	—	—	2,061	—	2,061
TOTAL EQUITY (DEFICIT)	454,951	2,795	229,926	(457,276)	230,396

TOTAL	$619,859	$2,795	$511,694	$(509,986)	$624,362

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(In thousands)

	Guarantor	Other	GLD		Consolidated
	Subsidiaries	Subsidiary	Corporation	Eliminations	Totals

CONTRACT REVENUES	$586,879	$—	$—	$—	$586,879

COSTS OF CONTRACT REVENUES	(517,379)	—	(197)	—	(517,576)

GROSS PROFIT	69,500	—	(197)	—	69,303

OPERATING EXPENSES
General and administrative expenses	(41,046)	(64)	(1,656)	—	(42,766)
Amortization of intangible assets	(440)	—	—	—	(440)

Total operating income	28,014	(64)	(1,853)	—	26,097

INTEREST EXPENSE — Net	(1,027)	—	(15,944)	—	(16,971)

EQUITY IN EARNINGS (LOSS) OF SUBSIDIARIES	(42)	—	25,946	(25,904)	—

EQUITY IN EARNINGS (LOSS) OF JOINT VENTURES	(15)	—	—	—	(15)

INCOME (LOSS) BEFORE INCOME TAXES	26,930	(64)	8,149	(25,904)	9,111

INCOME TAX (PROVISION) BENEFIT	(984)	22	(2,877)	—	(3,839)

NET INCOME (LOSS)	25,946	(42)	5,272	(25,904)	5,272

NET (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	(293)	—	(293)

NET INCOME (LOSS) ATTRIBUTABLE TO GREAT LAKES DREDGE & DOCK CORPORATION	$25,946	$(42)	$4,979	$(25,904)	$4,979

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In thousands)

	Guarantor	Other	GLD		Consolidated
	Subsidiaries	Subsidiary	Corporation	Eliminations	Totals

CONTRACT REVENUES	$515,761	$—	$—	$—	$515,761

COSTS OF CONTRACT REVENUES	(446,730)	—	(1,084)	—	(447,814)

GROSS PROFIT	69,031	—	(1,084)	—	67,947

OPERATING EXPENSES
General and administrative expenses	(37,495)	(70)	(1,140)	—	(38,705)
Amortization of intangible assets	(262)	—	—	—	(262)

Total operating income	31,274	(70)	(2,224)	—	28,980

INTEREST EXPENSE — Net	(3,333)	—	(14,129)	—	(17,462)

EQUITY IN EARNINGS (LOSS) OF SUBSIDIARIES	(45)	—	29,016	(28,971)	—

EQUITY IN EARNINGS OF JOINT VENTURES	1,993	—	—	—	1,993

INCOME (LOSS) BEFORE INCOME TAXES	29,889	(70)	12,663	(28,971)	13,511

INCOME TAX (PROVISION) BENEFIT	(873)	25	(5,551)	—	(6,399)

NET INCOME (LOSS)	29,016	(45)	7,112	(28,971)	7,112

NET (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	(56)	—	(56)

NET INCOME (LOSS) ATTRIBUTABLE TO GREAT LAKES DREDGE & DOCK CORPORATION	$29,016	$(45)	$7,056	$(28,971)	$7,056

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(In thousands)

	Guarantor	Other	GLD		Consolidated
	Subsidiaries	Subsidiary	Corporation	Eliminations	Totals

CONTRACT REVENUES	$425,980	$—	$—	$—	$425,980

COSTS OF CONTRACT REVENUES	(369,322)	—	331	—	(368,991)

GROSS PROFIT	56,658	—	331	—	56,989

OPERATING EXPENSES
General and administrative expenses	(30,835)	(61)	(169)	—	(31,065)
Amortization of intangible assets	(311)	—	—	—	(311)

Total operating income	25,512	(61)	162	—	25,613

INTEREST EXPENSE — Net	(4,304)	—	(20,039)	—	(24,343)

EQUITY IN EARNINGS (LOSS) OF SUBSIDIARIES	(43)	—	26,410	(26,367)	—

EQUITY IN EARNINGS OF JOINT VENTURES	2,041	—	—	—	2,041

INCOME (LOSS) BEFORE INCOME TAXES	23,206	(61)	6,533	(26,367)	3,311

INCOME TAX (PROVISION) BENEFIT	3,395	18	(15,523)	11,139	(971)

NET INCOME (LOSS)	26,601	(43)	(8,990)	(15,228)	2,340

NET (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	(155)	(155)

NET INCOME (LOSS) ATTRIBUTABLE TO GREAT LAKES DREDGE & DOCK CORPORATION	$26,601	$(43)	$(8,990)	$(15,383)	$2,185

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008
(In thousands)

	Guarantor Subsidiaries	Other Subsidiary	GLD Corporation	Eliminations	Consolidated Totals

Operating Activities—

Net cash flows provided by (used in) operating activities	$38,820	$(42)	$(23,973)	$—	$14,805

INVESTING ACTIVITIES:
Purchases of property and equipment	(44,484)	—	—	—	(44,484)
Dispositions of property and equipment	17,445	—	—	—	17,445
Changes in restricted cash	787	—	—	—	787
Purchase of noncontrolling interest	(5)	—	—	—	(5)
Loan to related party	—	—	—	—	—

Net cash flows used in investing activities	(26,257)	—	—	—	(26,257)

FINANCING ACTIVITIES:
Borrowings under (repayments of) revolving loans—net	—	—	20,000	—	20,000
Dividends paid	(3,981)	—	—	—	(3,981)
Net change in accounts with affiliates	(4,020)	41	3,979	—	—
Repayments of long-term debt	(2,148)	—	—	—	(2,148)
Repayment of capital lease debt	(174)	—	—	—	(174)
Repurchase of preferred and common shares	—	—	(6)	—	(6)
Issuance of common shares	—	—	—	—	—
Proceeds from Aldabra transaction	—	—	—	—	—
Payment of merger costs	—	—	—	—	—
Deferred financing fees	—	—	—	—	—

Net cash flows provided by (used in) financing activities	(10,323)	41	23,973	—	13,691

NET CHANGE IN CASH AND EQUIVALENTS	2,240	(1)	—	—	2,239

CASH AND CASH EQUIVALENTS — Beginning of year	8,233	6	—	—	8,239

CASH AND CASH EQUIVALENTS — End of year	$10,473	$5	$—	$—	$10,478

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2007
(In thousands)

	Guarantor Subsidiaries	Other Subsidiary	GLD Corporation	Eliminations	Consolidated Totals

OPERATING ACTIVITIES—

Net cash flows provided by (used in) operating activities	$18,042	$(45)	$(24,281)	$—	$(6,284)

INVESTING ACTIVITIES:
Purchases of property and equipment	(110,988)	—	—	—	(110,988)
Dispositions of property and equipment	28,599	—	—	—	28,599
Changes in restricted cash	2,923				2,923
Loan to related party	1,703	—	—	—	1,703

Net cash flows used in investing activities	(77,763)	—	—	—	(77,763)

FINANCING ACTIVITIES:
Borrowings under (repayments of) revolving loans—net	—	—	21,500	—	21,500
Net change in accounts with affiliates	87,953	41	(88,988)	—	(994)
Repayments of long-term debt	(19,685)	—	—	—	(19,685)
Repayment of capital lease debt	(1,843)	—	—	—	(1,843)
Repurchase of preferred and common shares	—	—	—	—	—
Issuance of common shares	—		91,769		91,769
Proceeds from Aldabra transaction	—	—	—	—	—
Payment of merger costs	—	—	—	—	—
Deferred financing fees	(2,101)	—	—	—	(2,101)

Net cash flows provided by (used in) financing activities	64,324	41	24,281	—	88,646

NET CHANGE IN CASH AND EQUIVALENTS	4,603	(4)	—	—	4,599

CASH AND CASH EQUIVALENTS — Beginning of year	3,630	10	—	—	3,640

CASH AND CASH EQUIVALENTS — End of year	$8,233	$6	$—	$—	$8,239

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2006
(In thousands)

	Guarantor Subsidiaries	Other Subsidiary	GLD Corporation	Eliminations	Consolidated Totals

OPERATING ACTIVITIES—

Net cash flows provided by (used in) operating activities	$75,387	$(43)	$(41,445)	$—	$33,899

INVESTING ACTIVITIES:
Purchases of property and equipment	(29,762)	—	—	—	(29,762)
Dispositions of property and equipment	13,571	—	—	—	13,571
Changes in restricted cash	(3,635)	—	—	—	(3,635)
Loan to related party	(1,684)	—	—	—	(1,684)

Net cash flows used in investing activities	(21,510)	—	—	—	(21,510)

FINANCING ACTIVITIES:
Borrowings under (repayments of) revolving loans—net	—	—	(2,000)	—	(2,000)
Net change in accounts with affiliates	(43,493)	48	43,445	—	—
Repayments of long-term debt	(54,115)	—	—	—	(54,115)
Repayment of capital lease debt	(1,375)	—	—	—	(1,375)
Repurchase of preferred and common shares	(65)				(65)
Issuance of common shares	40				40
Proceeds from Aldabra transaction	52,398	—	—	—	52,398
Payment of merger costs	(3,715)	—	—	—	(3,715)
Deferred financing fees	(518)	—	—	—	(518)

Net cash flows (used in) provided by financing activities	(50,843)	48	41,445	—	(9,350)

NET CHANGE IN CASH AND EQUIVALENTS	3,034	5	—	—	3,039

CASH AND CASH EQUIVALENTS — Beginning of year	596	5	—	—	601

CASH AND CASH EQUIVALENTS — End of year	$3,630	$10	$—	$—	$3,640

Schedule II—Valuation and Qualifying Accounts

Great Lakes Dredge & Dock Corporation

For the Years Ended December 31, 2008, 2007 and 2006

		Additions
Description	Beginning Balance	Charged to costs and expenses	Charged to other accounts	Deductions	Ending balance
Year ended December 31, 2006

Allowances deducted from assets to which they apply:
Allowances for doubtful accounts	$605	$161	—	$(9)	$757

Year ended December 31, 2007

Allowances deducted from assets to which they apply:
Allowances for doubtful accounts	$757	$750	—	$(18)	$1,489

Year ended December 31, 2008

Allowances deducted from assets to which they apply:
Allowances for doubtful account	$1,489	—	—	$(239)	$1,250